Exhibit 5.1

February 9, 2018

American Midstream Partners, LP

2103 CityWest Blvd., Bldg. 4, Suite 800

Houston, Texas 77042

Re:	American Midstream Partners, LP
Registration Statement on Form S-4 (File No. 333-222501)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4, File No. 333-222501, as amended (the “Registration Statement”), of American Midstream Partners, LP, a Delaware limited partnership (“AMID”), filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the proposed issuance of up to 3,539,539 common units representing limited partner interests in AMID (the “AMID Common Units”) pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of October 31, 2017, (the “Merger Agreement”), by and among AMID, American Midstream GP, LLC, a Delaware limited liability company and the general partner of the AMID (“AMID GP”), Cherokee Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of AMID (“AMID Merger Sub”), Southcross Energy Partners, L.P., a Delaware limited partnership (“SXE”), and Southcross Energy Partners GP LLC, a Delaware limited liability company and the general partner of SXE (“SXE GP”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of officers of AMID and AMID GP and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We render no opinion herein as to matters involving any laws other than the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) and the Delaware Limited Liability Company Act (the “Delaware LLC Act”). This opinion is limited to the effect of the current state of the Delaware LP Act and the Delaware LLC Act and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

February 9, 2018

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the upon issuance and delivery of the AMID Common Units in the manner contemplated by the Registration Statement and the Merger Agreement, the AMID Common Units will be validly issued and, under the Delaware LP Act, the recipients of the AMID Common Units will have no obligation to make further payments for the AMID Common Units or contributions to AMID solely by reason of their ownership of the AMID Common Units or their status as limited partners of AMID, and such recipients will have no personal liability for the obligations of AMID solely by reason of being limited partners of AMID.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ GIBSON DUNN & CRUTCHER LLP

Gibson, Dunn & Crutcher LLP